                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                  FLEETWOOD ENTERPRISES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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     (4) Date Filed:
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
                          FLEETWOOD ENTERPRISES, INC.
                               3125 MYERS STREET
                          RIVERSIDE, CALIFORNIA 92503

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF FLEETWOOD ENTERPRISES, INC.

    The Annual Meeting of Shareholders of Fleetwood Enterprises, Inc. ("Fleetwood") will be held at the Ontario Convention Center, 2000 Convention Center Way, Ontario, California, on September 14, 1999 at 9:00 a.m., Pacific Daylight Time, for the following purposes:

    1. To elect four directors to serve three-year terms ending in the year 2002, and until their successors are elected and qualified. The Board of Directors has nominated the four persons specified in the accompanying Proxy Statement.

    2. To consider and act upon a proposal to approve an amendment to Fleetwood's Amended and Restated 1992 Stock-Based Incentive Compensation Plan.

    3. To consider and act upon a proposal to approve an amendment to Fleetwood's 1992 Non-Employee Director Stock Option Plan.

    4.  To transact such other business as may properly come before the meeting.

    The close of business on July 16, 1999 has been fixed as the record date for determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof.

    Your attention is directed to the accompanying Proxy Statement. To constitute a quorum for the conduct of business at the Annual Meeting, it is necessary that holders of a majority of all outstanding shares of Common Stock be present in person or be represented by proxy. To assure representation at the Annual Meeting, you are urged to date and sign the enclosed proxy and return it promptly in the enclosed envelope.

                                          By Order of the Board of Directors,

                                          /s/ William H. Lear

                                          William H. Lear
                                          Secretary

Riverside, California
Dated: July 20, 1999

                          FLEETWOOD ENTERPRISES, INC.
                               3125 MYERS STREET
                          RIVERSIDE, CALIFORNIA 92503

                                PROXY STATEMENT

    Your proxy is solicited by the Board of Directors of Fleetwood Enterprises, Inc. ("Fleetwood") for use at the Annual Meeting of Shareholders on Tuesday, September 14, 1999, or at any adjournment thereof, for purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. A shareholder giving a proxy may revoke it at any time before the proxy is exercised by giving written notice of revocation to Fleetwood's Secretary. Only shareholders of record at the close of business on July 16, 1999 are entitled to notice of, and to vote at, the meeting. Fleetwood has arranged to deliver these proxy materials to such shareholders of record on approximately July 20, 1999.

    Fleetwood will bear the cost of solicitation of proxies. In addition, Fleetwood will request brokers or other persons holding stock in their names or in the names of their nominees to forward proxies and proxy materials to the beneficial owners of such stock and will reimburse them for expenses incurred in so doing.

    As of the record date, 33,339,075 shares of Fleetwood's Common Stock were issued and outstanding. Each shareholder has one vote per share on all business presented at the Annual Meeting. A majority of the outstanding shares will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                             ELECTION OF DIRECTORS
                               (PROXY ITEM NO. 1)

    Under Fleetwood's Bylaws, which provide for a "classified Board", four directors (out of a total of eleven) are to be elected at the Annual Meeting to serve three-year terms expiring at the Annual Meeting in the year 2002 and until their successors have been elected and qualified. Proxies will be voted for the election of Walter F. Beran, Loren K. Carroll, Dr. Douglas M. Lawson and John T. Montford as Fleetwood directors, unless the shareholder directs otherwise or withholds the vote. If any of the nominees should become unavailable to serve, the proxies will be voted for the election of a substitute nominee or nominees selected by the Board of Directors. It is not expected, however, that any of the nominees will be unavailable.

    Each shareholder is entitled to one vote for each share of Common Stock held on the record date. In voting for directors, each shareholder has the right to cumulate votes and give one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which his or her shares are entitled, or to distribute total votes on the same principle among as many candidates as desired. The four candidates receiving the highest number of votes will be elected. In order for one or all shareholders to be entitled to cumulate votes, one shareholder must give notice prior to the voting that cumulation of votes is intended. In the event that any person other than the nominees named herein should be nominated for election as a director, the proxy holders may, in the exercise of their best judgment, vote the proxies they receive cumulatively to elect as directors as many of the above nominees as the votes represented by the proxies held by them are entitled to elect.

    The following information is furnished as of July 16, 1999 with respect to the four nominees for election and the other seven Fleetwood directors whose terms of office will continue after the 1999 Annual Meeting.

NOMINATED FOR ELECTION FOR TERM ENDING SEPTEMBER, 2002

                    WALTER A. BERAN, age 73, has been a Fleetwood director since 1993. Mr.
    [PHOTO]         Beran has been Chairman of the Board of Directors of Pacific Alliance
                    Group, a private financial services firm, since 1986. Previously, he served as Vice Chairman and Western Regional Managing Partner of Ernst &
                    Young LLP, an international accounting firm, from 1971 until 1986. Mr.
                    Beran is currently a director of Ventas, Inc. and Eureka Mutual Funds.
                    He is a graduate of Baylor University.

                    LOREN K. CARROLL, age 55, became a member of Fleetwood's Board of
    [PHOTO]         Directors in April, 1999. Since 1994, Mr. Carroll has been President and
                    Chief Executive Officer of M-I, L.L.C., the world's largest drilling and fluid handling supplier to the petroleum industry, based in Houston,
                    Texas. Mr. Carroll is also a director of Smith International, Inc.
                    Previously, Mr. Carroll was an audit partner of Arthur Andersen LLP until leaving in 1984 to become Vice President and Chief Financial
                    Officer of Smith International. He also served as President of Geneva
                    Business Services and a director of The Geneva Companies from 1989 until
                    1992, when he returned to Smith International as Executive Vice
                    President and Chief Financial Officer. Mr. Carroll is a graduate of
                    California State University at Long Beach.

                    DR. DOUGLAS M. LAWSON, age 63, has been a member of Fleetwood's Board of
    [PHOTO]         Directors since 1981. Dr. Lawson is the founder and Chairman of Douglas
                    M. Lawson Associates, Inc., a New York-based fund raising management consulting firm which advises non-profit organizations concerning the creation and operation of fund-raising campaigns and training programs throughout the United States. He is a graduate of Randolph-Macon College in Virginia and also has a Bachelor of Divinity degree from Drew
                    University and a Ph.D. from Duke University.

                    JOHN T. MONTFORD, age 56, became a Fleetwood director on June 26, 1999.
    [PHOTO]         Since 1996, Mr. Montford has been Chancellor of Texas Tech University in
                    Lubbock, Texas. From 1983 until 1996, Mr. Montford was a member of the
                    Texas Senate, during which time he served as Chairman of the Senate
                    Finance and State Affairs Committees and Senate President Pro Tempore.
                    Mr. Montford has also maintained an active law practice in Lubbock. He is a graduate of the University of Texas, from which he also received a
                    JD degree.

DIRECTORS WHOSE TERMS EXPIRE IN 2000

                    DR. JAMES L. DOTI, age 52, has served as a Fleetwood director since
    [PHOTO]         1995. Since 1991, Dr. Doti has served as President of Chapman
                    University, a private institution located in Orange, California, where he also founded the university's Center for Economic Research in 1978.
                    Dr. Doti is also a director of First American Financial Corp., Remedy
                    Temp, Inc. and Standard Pacific Corp. Dr. Doti is a graduate of the
                    University of Illinois, Chicago and received master's and doctorate degrees in economics from the University of Chicago.

                    DAVID S. ENGELMAN, age 61, was appointed to Fleetwood's Board of
    [PHOTO]         Directors in April, 1999. Mr. Engelman is a private investor. He served as Chairman, Chief Executive Officer and President of UnionFed Financial
                    Corporation from 1991 until 1997 and held the same positions at its subsidiary, Union Federal Bank, until the Office of Thrift Supervision appointed a receiver for the bank in August, 1996. From 1989 to 1991,
                    Mr. Engelman was a consultant to Portland General Corporation, a diversified public utility holding company, with responsibility for the management and liquidation of real estate assets. Mr. Engelman is a director of MGIC Investment Corporation, Mortgage Guaranty Insurance
                    Corporation and Long Beach Financial Corporation, and has been appointed a director of Quaker City Bancorp. He is a graduate of the University of
                    Arizona.

                    THOMAS A FUENTES, age 50, has served as a member of Fleetwood's Board of
    [PHOTO]         Directors since 1993. A senior executive in the civil engineering business since 1975, Mr. Fuentes has served since 1995 as Senior Vice
                    President of Tait Associates, Inc., a professional civil engineering firm located in Santa Ana, California. Mr. Fuentes is a director of
                    Eagle Publishing, Inc. and the Claremont Institute, and serves as
                    Chairman of the Republican Party of Orange County, California. He is a
                    graduate of Chapman University, and did post-graduate studies at St.
                    Patrick's Seminary in Menlo Park, California.

                    GLENN F. KUMMER, age 65, has been Chairman of Fleetwood's Board of
    [PHOTO]         Directors and the Company's Chief Executive Officer since January, 1998.
                    He joined the Company in 1965 and has been a member of the Board of
                    Directors since 1983. Before becoming Fleetwood's Chairman, Mr. Kummer was President and Chief Operating Officer since 1983, and previously he served in various executive positions, including Executive Vice
                    President. He has served as a director and Chairman of the Manufactured
                    Housing Institute and other trade associations related to the Company's business. Mr. Kummer is a graduate of the University of Utah.

DIRECTORS WHOSE TERMS EXPIRE IN 2001

                    PAUL D. BORGHESANI, age 61, was appointed to Fleetwood's Board of
    [PHOTO]         Directors in April, 1999. Mr. Borghesani is a partner of the law firm
                    Baker & Daniels, South Bend, Indiana. He is also Vice President--Special
                    Counsel of Morgan Drive Away, Inc., the principal business of which is the transportation of manufactured homes and recreational vehicles, and is owner and founder of Transportation Advisory Group, LLC. Mr.
                    Borghesani serves as a director of Morgan Drive Away and was Morgan's
                    President and Chief Operating Officer from 1983 to 1995 and Chairman and
                    Chief Executive Officer from 1995 to 1996. Mr. Borghesani is a graduate of Tufts University and received a JD degree from Boston College.

                    THOMAS B. PITCHER, age 60, has served as a member of the Board since
    [PHOTO]         1998. Mr. Pitcher has served as Advisory Counsel to the law firm Gibson
                    Dunn & Crutcher LLP since 1995, when he retired from the active practice of law. Prior to that date, Mr. Pitcher was a member of the firm's
                    Executive Committee and was the partner in charge of its Orange County,
                    California office and its international practice. Mr. Pitcher is a graduate of the University of Florida and received a JD degree from the
                    Duke University School of Law.

                    NELSON W. POTTER, age 56, has been a member of Fleetwood's Board of
    [PHOTO]         Directors since January, 1998. Since that time, Mr. Potter has also served as Fleetwood's President and Chief Operating Officer. He served as Fleetwood's Vice President--Planning and Corporate Development from
                    1992 until 1997 and was Executive Vice President--Operations from
                    January 1997 until January 1998. Mr. Potter is a graduate of American
                    University in Washington, D.C. and received an M.B.A. degree from the
                    Wharton Graduate School of the University of Pennsylvania.

BOARD COMMITTEES

    Fleetwood's Board of Directors has standing Executive, Compensation and Audit Committees. None of the Directors who serve on the Audit or Compensation Committees are executive officers of Fleetwood. The Executive Committee also serves as the Board's nominating committee.

    The Board of Directors met six times during the fiscal year ended on April 25, 1999 and the aggregate of Board and Committee meetings totaled sixteen during such period. All of Fleetwood's directors who served throughout the fiscal year attended at least 75% of the meetings of the Board of Directors and, if applicable, the Committee(s) on which they served during the year and all newly appointed directors attended at least 75% of such meetings held since the date of their appointment.

    The Executive Committee, consisting of Mr. Kummer, Chairman, Mr. Potter, Mr. Beran, Dr. Lawson and Mr. Pitcher, was created in April, 1999. It did not meet during the fiscal year ended on April 25, 1999. The Executive Committee may exercise the authority of the Board between Board meetings, except to the extent that the Board has delegated authority to another committee, and except as limited by Delaware law.

    The Compensation Committee met seven times during the past fiscal year. The Committee is responsible for reviewing and overseeing the establishment and implementation of Fleetwood's basic and special management compensation policies. It is also responsible for interpreting and administering certain benefit plans and making awards under such plans. Since April, 1999, the Compensation Committee has consisted of Mr. Beran, Chairman, Dr. Lawson, Mr. Pitcher and Mr. Borghesani. Previously, it consisted of Mr. Beran, Chairman, Mr. Fuentes and Dr. Lawson.

    The Audit Committee, consisting since April, 1999 of Dr. Lawson, Chairman, Mr. Beran, Mr. Carroll and Mr. Engelman, and previously of Dr. Lawson, Chairman, Mr. Beran, Dr. Doti and Mr. Pitcher, met three times during the past fiscal year. The Audit Committee reviews with management and Fleetwood's independent public accountants such matters as Fleetwood's internal accounting controls and procedures, the plan and results of the audit engagement and suggestions by the accountants for improvements in accounting procedures. It considers the type and scope of services, both of an audit and a non-audit character, to be performed by the independent public accountants and reviews the respective fees related to the performance of such services. During each Committee meeting, members of the Committee and representatives of the accountants have an opportunity for discussions outside the presence of management.

OUTSIDE DIRECTORS' COMPENSATION

    All members of the Board of Directors who are not Fleetwood employees receive compensation on account of their service as Fleetwood directors in the amount of $24,000 per year, payable quarterly. In addition, members of the Board committees receive additional compensation in the amount of $6,000 per year per committee, payable quarterly. Directors who reside outside the state of California are reimbursed for the airfare (at coach rates) and hotel expenses incurred in connection with their attendance at Board and committee meetings.

    Under Fleetwood's 1992 Non-Employee Director Stock Option Plan, non-employee directors of Fleetwood serving after each Annual Meeting of Shareholders automatically receive options to purchase 4,000 shares of Fleetwood common stock at exercise prices equal to the market value of the underlying shares of common stock on the date of grant. All options are accompanied by dividend equivalents, which entitle the director to receive payments on each dividend payment date until the options are exercised or terminate in an amount equivalent to dividends on the Company's outstanding shares. The options expire ten years after the date of grant or three years after service as a director is terminated, whichever occurs earlier. Option grants prior to June 8, 1999 became fully exercisable within one year after the date of grant; grants thereafter vest immediately, assuming shareholder approval of the June 8, 1999 amendment to the 1992 Non-Employee Director Stock Option Plan (see proxy item No. 3). Option grants are made to newly appointed directors on a pro-rated basis as of the date of their appointment. All directors except Mr. Kummer, Mr. Potter and Mr. Montford received options under this Plan during fiscal 1999.

RESIGNATION OF DIRECTOR

    After learning that he would not be nominated for reelection to Fleetwood's Board of Directors on June 21, 1999, Andrew Crean forwarded the following letter of resignation to the Company and asked that it be disclosed in the Company's proxy statement:

       "I regret that after 25 years a shareholder and 19 years a Director, I feel it necessary to take the following action:

       Because I strongly disagree with the change of direction the Company is taking, lack confidence in current management and the newly expanded Board of Directors abilities to conduct the

       Company's business, and believe that my continued investment in Fleetwood's common stock now to be at risk, I have sold back to the company most of my holdings in its common stock, and do hereby resign as a Director of Fleetwood Enterprises, Inc., effective immediately."

    Mr. Crean and his father, the Company's founder and, until January, 1998 when he resigned and sold his Fleetwood stock back to the Company, Chairman of the Board and Chief Executive Officer, have long believed that the Company should grow only through equity and internally generated funds, should retain a substantial amount of liquidity to protect against a depression or serious recession and should protect its ability to pay a substantial dividend regardless of economic conditions. In furtherance of these principles, they have disagreed with the use of leverage by the Company, the entry of the Company into the retail manufactured housing business and consideration by the Company of a substantial acquisition. The management and Board of Directors of the Company believe that consideration of such strategies is necessary to permit growth of the Company and enhance long-term shareholder value.

DIRECTOR AND OFFICER STOCK OWNERSHIP

    The following table sets forth ownership of Fleetwood Common Stock as of July 16, 1999 by each Fleetwood Director, the Chief Executive Officer and the four other most highly compensated executive officers and all Directors and executive officers as a group. Such ownership includes shares held by certain family members, trusts and private foundations.

                                                 TOTAL
                   NAME                       OWNERSHIP(1)    PERCENT OF CLASS
-------------------------------------------  --------------  -------------------
                                                             (* = LESS THAN 1%)
Walter F. Beran............................        19,510             *
Paul M. Bingham............................        70,000             *
Dr. James L. Doti..........................         9,658             *
David S. Engelman..........................         1,000             *
Thomas A. Fuentes..........................        13,256             *
Glenn F. Kummer............................       586,000               1.8%
Dr. Douglas M. Lawson......................        12,000             *
Richard E. Parks...........................        20,000             *
Thomas B. Pitcher..........................         3,037             *
Nelson W. Potter...........................       130,000             *
Mallory S. Smith...........................        81,200             *
24 Directors and Executive Officers as a
  Group....................................     1,223,961               3.7%

---------

(1) Includes shares of Fleetwood Common Stock which may be obtained if vested options issued under Fleetwood's 1992 Stock-Based Incentive Compensation Plan or 1992 Non-Employee Director Stock Option Plan are exercised. The persons who have such options and the number of shares which may be so obtained are as follows: Mr. Beran, 12,510, Mr. Bingham, 69,500, Dr. Doti, 8,658, Mr. Fuentes, 13,256, Mr. Kummer, 569,000, Dr. Lawson, 10,000, Mr.
    Parks, 20,000, Mr. Pitcher 2,537, Mr. Potter, 129,000, Mr. Smith, 76,000,
    and 24 Directors and Executive Officers as a Group, 1,182,961.

DIRECTOR AND OFFICER SECURITIES REPORTS

    The Federal securities laws require Fleetwood's directors and executive officers to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Fleetwood common stock. With the exception of a late filing of a Form 4 report by John G. Pollis and the correction of a Form 5 report by Mr. Beran, to the best of Fleetwood's knowledge, all persons subject to these reporting requirements with respect to Fleetwood common stock filed the required reports on a timely basis during the fiscal year ended on April 25, 1999.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth, information concerning the only shareholders believed by Fleetwood to have beneficial ownership, by virtue of actual or attributed voting rights or investment powers, of more than 5% of Fleetwood's outstanding common stock.

                                                                AMOUNT AND
                                                                NATURE OF
                                                                BENEFICIAL       PERCENT OF
                                                                OWNERSHIP           CLASS
                                                            ------------------  -------------
       1.  Brinson Partners, Inc.                               3,053,298(1)            9.2%
             209 South La Salle
             Chicago, Illinois 60604-1295 and
           UBS AG
             Bahnhofstrasse 45
             8021 Zurich, Switzerland

       2.  Primecap Management Company                          2,885,500(2)            8.7%
             225 S. Lake Avenue
             Pasadena, CA 91101

       3.  FMR Corp                                             2,119,258(3)            6.4%
             82 Devonshire Street
             Boston, MA 02109-3614

---------

(1) According to their December 1998 year-end schedule 13G report, the reporting persons had shared investment and voting authority with respect to all shares owned at that time.

(2) Primecap Management Company has informed the Company that it has sole investment and voting authority with respect to 1,144,900 shares and shared investment authority and no voting authority with respect to the remaining shares.

(3) According to its December 1998 Year-End Schedule 13G Report, the shares reported on by FMR Corp at that time were beneficially owned by affiliates, which had sole investment authority with respect to all the shares and sole voting authority with respect to 22,937 shares owned at that time.

TRANSACTION WITH AFFILIATES

    On July 31, 1997, the Compensation Committee of the Board of Directors authorized Fleetwood to enter into an agreement with the Trustee of a trust created by Glenn F. Kummer for the benefit of members of his family (the "Kummer Trust"), providing for the purchase by Fleetwood for the Kummer Trust of a split-dollar life insurance policy on the life of Mr. Kummer, payable to the Kummer Trust. Fleetwood intends to pay the premium on the policy for up to five
(5) years. The Trustee of the Kummer Trust will contribute a portion of each annual premium which will reduce Fleetwood's premium each year, and will assign certain rights under the policies, including the right to receive the cash surrender value thereof, to Fleetwood to secure repayment of all the premium payments made by Fleetwood. Fleetwood will recover all of its insurance premium payments from the death benefit under the policy or earlier from the Kummer Trust. Since the increases in the cash surrender value of the policy assigned to secure premium repayments are applied for accounting purposes to offset the premium expense incurred by Fleetwood, the cost of such payments will not have any material effect on Fleetwood's consolidated financial statements. In light of this increase in Mr. Kummer's benefits, his participation in future incentive compensation shall be adjusted accordingly. On January 20, 1999, Fleetwood entered into a similar arrangement with the Trustee of a trust created by Paul
M. Bingham for the benefit of members of his family.

                             EXECUTIVE COMPENSATION

    The following table sets forth, for the fiscal years ended April 25, 1999, April 26, 1998 and April 27, 1997, the cash compensation paid by Fleetwood, as well as certain other compensation awarded or accrued for those years, to each of the five highest paid Fleetwood executive officers, including the Chief Executive Officer.

                                                                              LONG-TERM COMPENSATION
                                                                              ----------------------
                                                                               AWARDS      PAYOUTS
                                                      ANNUAL COMPENSATION     ---------  -----------
                                                    ------------------------  OPTIONS/    LONG-TERM      ALL OTHER
          NAME AND POSITION            FISCAL YEAR    SALARY      BONUS(1)     SHARES    INCENTIVE(2) COMPENSATION(3)
-------------------------------------  -----------  ----------  ------------  ---------  -----------  ----------------
Glenn F. Kummer                              1999   $   99,000  $  1,287,091     70,000   $ 750,827     $    842,967
  Chairman of the Board of                   1998   $   99,000  $    810,663     71,000   $ 631,828     $    666,561
  Directors and Chief                        1997   $   99,000  $  1,086,040     84,000   $ 561,779     $    620,421
  Executive Officer

Nelson W. Potter                             1999   $   93,000  $  1,531,793     60,000   $ 583,976     $    368,307
  President and Chief                        1998   $   88,500  $    704,717     32,000   $ 280,812     $    155,705
  Operating Officer                          1997   $   64,500  $    288,839      8,000   $ 124,840     $     83,674

Mallory S. Smith                             1999   $   87,000  $    803,811     30,000   $ 396,270     $    227,538
  Senior Vice President                      1998   $   84,750  $    571,019     25,000   $ 263,262     $    168,535
  Housing Group                              1997   $   60,000  $    295,334      9,000   $ 249,680     $     91,556

Richard E. Parks                             1999   $   87,000  $    657,499     20,000   $ 396,270     $    156,903
  Senior Vice President                      1998   $   88,004  $    452,810     25,000   $ 263,262     $     94,949
  RV Group                                   1997   $   60,000  $    371,841     11,000           0     $     69,354

Paul M. Bingham                              1999   $   87,000  $    469,806     25,000   $ 417,126     $    197,226
  Senior Vice President                      1998   $   87,000  $    433,690     25,000   $ 280,812     $    146,756
  Finance                                    1997   $   87,000  $    348,296     20,000   $ 249,680     $    145,116

---------

(1) Excludes $250,000 in fiscal 1999 and $416,667 in fiscal 1998 of earned incentive compensation which was paid to Mr. Kummer's irrevocable trust and $72,000 in fiscal 1999 paid to Mr. Bingham's trust for the benefit of members of their respective families in connection with a split-dollar life insurance program. See Transaction with Affiliates on page 7 of this Proxy Statement.

(2) Payments made after fiscal year-end, but accrued for the two-year award period ended April 25, 1999 under Fleetwood's Long-Term Incentive Plan.

(3) Includes payments made or accrued under Fleetwood's retirement plans, payments of dividend equivalents on outstanding stock options granted under the Company's stock-based incentive plans, and in the cases of Mr. Kummer and Mr. Bingham the estimated value of the premiums paid by Fleetwood on split-dollar insurance on their lives, owned by irrevocable trusts for the benefit of the respective families of Mr. Kummer and Mr. Bingham. (Fleetwood will receive the premiums it has paid, plus interest, from the proceeds of such insurance.) The following table shows the respective amounts of each of the above items for the past three fiscal years.

                                              NON-FUNDED RETIREMENT    DIVIDEND    SPLIT-DOLLAR
                                                PLAN CONTRIBUTION     EQUIVALENTS   INSURANCE
                                              ----------------------  -----------  -----------
Mr. Kummer
  1999......................................       $    385,554        $ 392,090    $  65,333
  1998......................................       $    259,450        $ 376,970    $  30,141
  1997......................................       $    308,781        $ 311,640       --

Mr. Potter
  1999......................................       $    286,567        $  81,740       --
  1998......................................       $    113,925        $  41,780       --
  1997......................................       $     62,214        $  21,460       --

Mr. Smith
  1999......................................       $    178,678        $  48,860       --
  1998......................................       $    117,495        $  51,040       --
  1997......................................       $     44,626        $  46,930       --

Mr. Parks
  1999......................................       $    146,103        $  10,800       --
  1998......................................       $     76,449        $  18,500       --
  1997......................................       $     60,164        $   9,190       --

Mr. Bingham
  1999......................................       $    150,194        $  45,270    $   1,762
  1998......................................       $    113,106        $  33,650       --
  1997......................................       $    103,226        $  41,890       --

OPTION GRANTS

    The following table lists certain information concerning stock options granted to Fleetwood's five highest paid executive officers during the fiscal year ended on April 25, 1999 under Fleetwood's 1992 Stock-Based Incentive Compensation Plan.

                                                        INDIVIDUAL GRANTS(1)                         POTENTIAL REALIZABLE
                                    -------------------------------------------------------------      VALUE AT ASSUMED
                                                 % OF TOTAL                                         ANNUAL RATES OF STOCK
                                                   OPTIONS                                          PRICE APPRECIATION FOR
                                                   GRANTED                EXERCISE                   10-YEAR OPTION TERM
                                      OPTIONS     IN FISCAL    DATE OF     OR BASE    EXPIRATION   ------------------------
                                      GRANTED       YEAR        GRANT       PRICE        DATE          5%           10%
                                    -----------  -----------  ---------  -----------  -----------  -----------  -----------
Glenn F. Kummer...................      70,000          4.8%     6/9/98   $   39.38       6/9/08   $ 1,736,658  $ 4,410,560
                                        84,000          5.8%    3/11/99   $   28.63      3/11/09   $ 1,515,100  $ 3,847,872

Nelson W. Potter..................      60,000          4.1%     6/9/98   $   39.38       6/9/08   $ 2,362,863  $ 3,780,480
                                        65,000          4.8%    3/11/99   $   28.63      3/11/09   $ 1,172,399  $ 2,977,520

Mallory S. Smith..................      30,000          2.1%     6/9/98   $   39.38       6/9/08   $   744,282  $ 1,890,240
                                        30,000          2.1%    3/11/99   $   28.63      3/11/09   $   541,107  $ 1,374,240

Richard E. Parks..................      20,000          1.4%     6/9/98   $   39.38       6/9/08   $   496,188  $ 1,260,160
                                        25,000          1.7%    3/11/99   $   28.63      3/11/09   $   450,923  $ 1,145,200

Paul M. Bingham...................      25,000          1.7%     6/9/98   $   39.38       6/9/08   $   620,235  $ 1,575,200
                                        25,000          1.7%    3/11/99   $   28.63      3/11/09   $   450,923  $ 1,145,200

----------

(1) All awards were made pursuant to Fleetwood's 1992 Stock-Based Incentive Compensation Plan at not less than 100% of the fair market value of the Company's Common Stock on the date the options were granted. Stock options may not be exercised during the first six months after the date of grant.

OPTION EXERCISES, OPTIONS HELD AND YEAR-END VALUES

    The following table contains information on stock options exercised by the five executive officers named in the Summary Compensation Table during the fiscal year ended on April 25, 1999 and stock options held by such executive officers as of such date.

                                                                                            VALUE OF UNEXERCISED
                                       SHARES                                                  IN-THE- MONEY
                                     ACQUIRED ON    VALUE     UNEXERCISED OPTIONS HELD AT   OPTIONS AT APRIL 25,
               NAME                   EXERCISE     REALIZED         APRIL 25, 1999                1999(1)
-----------------------------------  -----------   --------   ---------------------------   --------------------
                                                              EXERCISABLE   UNEXERCISABLE
                                                              -----------   -------------
Glenn F. Kummer....................     --           --         569,000        84,000            $2,918,189
Nelson W. Potter...................     1,000      $23,125      129,000        65,000            $  236,064
Mallory S. Smith...................     --           --          76,000        30,000            $   33,001
Richard E. Parks...................     --           --          20,000        25,000                     0
Paul M. Bingham....................       500      $ 6,375       69,500        25,000            $    5,844

----------

(1) Since Fleetwood's stock price on April 23, 1999, the last trading day of the fiscal year, was less than the exercise prices of all unexercisable options, no information is provided with respect to such options.

LONG-TERM INCENTIVE PLAN AWARDS

    The following table sets forth information concerning awards made to Fleetwood's five highest-paid executive officers during the fiscal year ended on April 25, 1999 under Fleetwood's Long-Term Incentive Plan.

                                                                                   ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                                                           PERFORMANCE PERIOD                PRICE BASED PLANS(1)
                                                          UNTIL MATURATION OR    --------------------------------------------
                   NAME AND POSITION                             PAYOUT            THRESHOLD       TARGET         MAXIMUM
-------------------------------------------------------  ----------------------  --------------  -----------  ---------------
Glenn F. Kummer........................................     4/26/99 to 4/29/01           20%            35%            50%
Nelson W. Potter.......................................     4/26/99 to 4/29/01           18%         31.50%            40%
Mallory S. Smith.......................................     4/26/99 to 4/29/01           10%         17.50%            25%
Richard E. Parks.......................................     4/26/99 to 4/29/01           10%         17.50%            25%
Paul M. Bingham........................................     4/26/99 to 4/29/01           10%         17.50%            25%

---------

(1) Represents the percentage of the average annual compensation of the named individuals for the award period payable at the three performance levels. Award payouts are tied to the achievement of targets with respect to cash flow returns on Fleetwood's gross cash investment for the award period. For the two-year period ending in April, 2001, the minimum performance level ("Threshold") is 11.53%, the performance objective ("Target") is 13.53% and the maximum performance objective ("Maximum") is 15.53%. No incentive is paid unless the Threshold rate of return is achieved. The aggregate of long-term incentive compensation payments, excluding payments to deceased, disabled or retired participants, may not exceed three percent of Fleetwood' s aggregate cash flow return for the award period.

PERFORMANCE GRAPH

    The performance graph set forth below compares the cumulative total stockholder return on Fleetwood's Common Stock against the cumulative total return for the five-year period ended on April 25, 1999 of the Standard & Poor's Corporation S & P 500 Composite Stock Price Index (S&P 500) for the most recently ended calendar year and a "peer group" of companies selected by Fleetwood whose primary business is either manufactured housing or recreational vehicles. Dividend reinvestment has been assumed and, with respect to all companies in the peer group, the returns of each such company have been weighted to reflect relative stock market capitalization at the beginning of the period.

    There is no currently available published index of companies involved in the same businesses as Fleetwood. The peer group consists of the following companies: Champion Enterprises, Inc., Clayton Homes, Inc., Coachmen Industries, Inc., Monaco Coach Corp., National R.V. Inc., Oakwood Homes Corporation, Palm Harbor Homes, Inc., Skyline Corp., Thor Industries, Inc. and Winnebago Industries, Inc. The peer group contains the largest companies in Fleetwood's industries, the performance of which are generally compared to Fleetwood's performance by investment analysts. None of these companies are truly comparable to Fleetwood. All are smaller; some are involved only in manufactured housing and others only in recreational vehicles; some own no retail business and others are vertically integrated to a much greater extent than Fleetwood.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              FLEETWOOD        PEER      S & P 500
             ENTERPRISES,
                 INC.          GROUP
4/24/94             $100.00    $100.00      $100.00
4/30/95             $121.08    $101.96      $117.47
4/28/96             $142.63    $151.35      $152.96
4/27/97             $138.97    $139.98      $191.41
4/26/98             $259.87    $237.09      $270.01
4/25/99             $162.30    $178.41      $328.93

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    Fleetwood's Compensation Committee reviews the administration of Fleetwood's management compensation programs as they affect the compensation of the Company's senior managers. In addition, the Committee is responsible for administering several Fleetwood benefit plans--the Long-Term Incentive Plan, the 1992 Stock-Based Incentive Compensation Plan and the Senior Executive Incentive Compensation Plan.

    As of the end of Fleetwood's fiscal year, the Committee consisted of the four non-management directors listed below who authorized this Report. The Committee was reconstituted in early April, 1999, however, and current members Paul D. Borghesani and Thomas B. Pitcher did not participate in any of the meetings of the Committee during the fiscal year or in the consideration of any of the issues discussed in the Report.

    FLEETWOOD'S CORPORATE COMPENSATION PHILOSOPHY. Since Fleetwood's founding, it has consistently followed a management compensation philosophy which encourages growth and profitability. The system provides for moderate base salaries at virtually all levels, but offers opportunities for each manager to earn incentive compensation based on results. This performance-based approach is a reflection of the Company's belief that managers should have an opportunity to earn more than individuals performing similar functions at other companies, but their compensation should grow only if Fleetwood's profitability grows as well. This philosophy has always aligned Fleetwood managers with the interests of its shareholders. In addition, it has permitted Fleetwood to have lower fixed costs when negative economic conditions have a marked impact on results.

    Fleetwood has always avoided many of the perquisites typically provided to corporate managers, especially members of top management. Fleetwood's senior managers have no expense accounts, company cars or airplanes, executive dining room, paid country club memberships, matching charitable or educational contributions, paid financial counseling or the like. Instead, it has always been Fleetwood's philosophy that its managers should be given the opportunity to earn good cash rewards for their efforts and they can each decide on their own whether particular expenditures are necessary or desirable.

    ENTRY INTO THE RETAIL MANUFACTURED HOUSING BUSINESS. The past twelve months were a period of intense activity as the Company entered a new line of business through acquisitions and the establishment of new "greenfield" stores. As a result of this activity, it was necessary to modify the Company's compensation programs to some extent to provide satisfactory rewards and motivation for the Company's retail managers. In connection with the major acquisition of HomeUSA, Inc., a public company, Fleetwood issued 456,711 new Fleetwood stock options to replace the 1,726,563 HomeUSA options held by its officers and employees of its founding retailers that were outstanding at the time the acquisition closed. The substantial professional staff of the Company's new retail organization and the need to retain a well-motivated retail management group will require an increased use of stock options as a compensation device in the future.

    SALARIES AND INCENTIVE COMPENSATION. Aside from routine adjustments and changes resulting from promotions such as those discussed above, no changes were made during the past fiscal year with respect to corporate base salaries or Fleetwood's basic incentive compensation system. Periodic compensation reviews have indicated that Fleetwood's salary and incentive compensation programs are competitive. We feel that this performance-based approach works best for Fleetwood.

    LONG-TERM INCENTIVE COMPENSATION. The basis for earning long-term incentive compensation awards was changed several years ago. The Long-Term Incentive Plan requires returns in excess of Fleetwood's cost of capital in order for any long-term incentive compensation to be payable. It utilizes cash flow returns on the Company's gross cash investment as the measurement device for determining whether or not compensation has been earned, and how much. The Committee believes that this approach focuses

Fleetwood's senior management on the importance of proper utilization of corporate capital, which assists in enhancing shareholder value for Fleetwood's investors.

    While there were no significant changes in connection with the administration of the Plan this year, the targets were changed to reflect changes in Fleetwood's cost of capital. Mr. Kummer, the Company's Chairman, continues as the Plan's Benchmark Participant. The performance levels for the award period which began in April, 1999 are lower than those of the previous year, largely as a result of the increase in the use of leverage by the Company and lower interest rates that influence the cost of both debt and equity capital. As compared to the previous award period, the threshold return was reduced from 12.33% to 11.53% for the new award period, the target performance level to from 14.33% to 13.53% and the maximum from 16.33% to 15.53%. The award percentages for the new award period, reflecting awards which participants may earn if the targets are met, remain at the same level as for the prior award period. The Committee believes that the targets and award percentages provide a significant challenge to the Company's management, due in part to the difficulty of integrating a new retail organization made up of many small formerly-entrepreneurial organizations into a strongly profitable business segment for Fleetwood.

    STOCK OPTIONS. In its role of administering Fleetwood's 1992 Stock-Based Incentive Compensation Plan, the Committee grants non-qualified stock option awards from time to time to key officers and managers with the greatest degree of potential influence on Fleetwood's strategic direction. In addition, smaller awards have also been made to a broader group of operational managers, including senior managers at the Company's retail operations, who also have a meaningful impact on Fleetwood's returns. Awards in both categories were made by the Committee near both the beginning and the end of the past fiscal year.

    COMPENSATION OF FLEETWOOD'S CHIEF EXECUTIVE OFFICER AND PRESIDENT. In 1994, the shareholders approved the Company's Long-Term Incentive Plan and also the Senior Executive Incentive Compensation Plan which provides incentive compensation to Fleetwood's Chief Executive Officer and President on a substantially equivalent basis to Fleetwood's basic incentive compensation program. As a result, payments made under these two performance-based plans continue to be deductible under Internal Revenue code Section 162(m). The Committee continues to have as one of its objectives the policy that, wherever reasonably possible, compensation paid by Fleetwood to its managers, including its senior officers, should be deductible for income tax purposes. All compensation payments made to Fleetwood officers in fiscal 2000 should be fully deductible.

    The base salary and incentive compensation performance targets for both Mr. Kummer and Mr. Potter remained the same as in the previous year. The stock option awards to Mr. Kummer and Mr. Potter, made in the current fiscal year, were similar to those granted in past years, except that grants were made both near the beginning and the end of the fiscal year as was the case with respect to all option recipients. All such awards again involved only non-qualified stock options granted at fair market value on the date of grant.

    In light of the significant changes and challenges in the marketplaces in which Fleetwood competes and the Company's continuing strong performance in difficult economic times, the Committee believes that the compensation of Mr. Kummer and Mr. Potter is fair for the performance expected of them.

    Walter F. Beran, Chairman                                       June 8, 1999
    Paul D. Borghesani
    Dr. Douglas M. Lawson
    Thomas B. Pitcher

                 AMENDMENT TO FLEETWOOD'S AMENDED AND RESTATED
                  1992 STOCK-BASED INCENTIVE COMPENSATION PLAN
                               (PROXY ITEM NO. 2)

    On June 8, 1999, the Board of Directors adopted, subject to shareholder approval, an amendment to Fleetwood's Amended and Restated 1992 Stock-Based Incentive Compensation Plan (the "Plan") to increase from 4.9 million to 6.9 million the total number of shares that may be utilized for the issuance of awards.

    The amendment to the Plan approved by the Board of Directors in June added an additional 2,000,000 shares to the shares currently available for the issuance of awards. The HomeUSA acquisition and the expansion of the number of option recipients since 1996 has caused the number of available shares to be reduced faster than originally anticipated. The acquisition of HomeUSA, Inc. required the Company to grant a total of 456,711 options to replace HomeUSA options which were outstanding as of the date of the closing of the acquisition. In addition, the number of option recipients was expanded this year to include senior managers of the Company's new manufactured housing retail group. Options to purchase from 500,000 to 600,000 shares are expected to be granted to Fleetwood officers and managers in the aggregate under the Plan on an annual basis. The 531,156 shares currently available for grant may not be sufficient for expected option grants for one year. The shares added by the proposed amendment should easily permit the Plan to continue to operate as contemplated until its expiration date in 2002.

    The Plan is administered by the Compensation Committee of the Board of Directors, all members of which are nonemployee directors, and all awards made under the Plan have involved non-qualified stock options at exercise prices equal to the market value of the shares on the date of grant. Until 1996, the only awards made under the Plan were nonqualified stock options granted to a total of less than 40 senior managers. In 1996, the Compensation Committee began to grant stock options to a larger group of operational managers, many of whom were located at regional offices and manufacturing plants. There are currently outstanding options to purchase approximately 2,500,000 shares of Common Stock, held by 258 optionees.

    As provided in the Plan, the shares may either be authorized and unissued shares or shares reacquired by Fleetwood through open market purchases or otherwise. Distribution of shares under the Plan will continue to be made only after full compliance with all Federal and State securities laws. Participation in the Plan is determined from time to time by Fleetwood's Compensation Committee. Accordingly, future participation by executive officers and other managers is not determinable at this time.

    The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required to approve the adoption of the amendment to the Amended and Restated 1992 Stock-Based Incentive Compensation Plan. Your Board of Directors believes that the Plan is extremely important to Fleetwood's ability to attract and maintain outstanding management and that the amendments are beneficial to the company and its shareholders. Your Board of Directors therefore recommends a vote FOR approval of the amendment. All proxies will be voted to approve the amendment unless a contrary vote is indicated on the enclosed proxy card.

                            AMENDMENT TO FLEETWOOD'S
                  1992 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
                               (PROXY ITEM NO. 3)

    Fleetwood's 1992 Non-Employee Director Stock Option Plan (the "Director Plan"), which was approved by the shareholders at the 1992 Annual Meeting, provides for the automatic grant on an annual basis to non-employee directors of nonqualified options to purchase Fleetwood common stock. The Company believes that the Director Plan provides an important part of the director compensation package which both better relates the interest of Fleetwood's directors to those of the Company's shareholders and also helps Fleetwood obtain and maintain high caliber non-employee directors. At the 1998 Annual

Meeting, Fleetwood's shareholders approved amendments to the Director Plan increasing the number of authorized shares to 200,000 and increasing the automatic annual grant to each non-employee director from 2,000 to 4,000 shares. A total of 117,275 shares currently remains available for the grant of options under the Director Plan.

    The terms of the Director Plan provided that one-half of the shares granted in each annual award became exercisable six months after the date of grant and the balance one year after the date of grant. The sole purpose of the amendment approved by Fleetwood's Board of Directors on June 8, 1999 and submitted for approval by the shareholders at the Annual Meeting is to make all options immediately exercisable and eliminate the deferred vesting schedule described above.

    The reason for the amendment relates to proposed accounting treatment for options granted to non-employee directors, under which a deferred vesting schedule could affect the amount of expense attributable to the grant of such options. Recently, the Financial Accounting Standards Board issued a proposed interpretation of its previously issued APB Opinion No. 25 with respect to the accounting for stock options. Under this proposed interpretation, unlike the situation with respect to options granted to corporate employees, public companies will be required to reflect an expense equivalent to the fair value of stock options granted to non-employee directors in their financial statements. Since the expense will not be recorded until the options become exercisable, a deferred vesting schedule can have the effect of increasing the expense in the event that the price of Fleetwood's common stock increases between the date the options are granted and the date they may first be exercised. To avoid this possibility, the Board of Directors concluded that the better course was to make the options immediately exercisable when they are granted.

    At this time, nine of Fleetwood's directors are not employees of the Company and therefore receive options under the Director Plan. A total of 36,000 options to purchase shares of Fleetwood common stock will be issued on the date of the next Annual Meeting and annually thereafter assuming the number of non-employee directors remains unchanged. All options are granted at exercise prices equal to the fair market value of Fleetwood's common stock on the date of grant. Unless exercised or terminated earlier, the options expire ten years after the date of grant. Each option is accompanied by a "dividend equivalent", resulting in payment to the option holder on each dividend payment date of an amount equal to the then current dividend rate with respect to each option.

    The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required to approve the amendment to the Director Plan. Your Board of Directors recommends a vote FOR approval of the amendment. All proxies will be voted to approve the amendment unless a contrary vote is indicated on the enclosed proxy card.

                                    AUDITORS

    The firm of Arthur Andersen LLP has served as Fleetwood's independent public accountants since 1955. Such firm has again been selected to act in such capacity for the current fiscal year. A representative of Arthur Andersen LLP will be present at the Annual Meeting, at which time he or she will be given an opportunity to make a statement, if desired, and to respond to appropriate shareholder questions.

                                 ANNUAL REPORTS

    Fleetwood's Annual Report for the fiscal year ended April 25, 1999, including audited financial statements, is being mailed to shareholders along with the proxy materials. In addition, Fleetwood files an Annual Report on Form 10-K with the Securities and Exchange Commission. SHAREHOLDERS MAY OBTAIN A COPY OF THE FORM 10-K ANNUAL REPORT, INCLUDING FINANCIAL STATEMENTS, WITHOUT CHARGE, BY WRITING THE SECRETARY AT THE ADDRESS LISTED ABOVE.

                    OTHER BUSINESS AND DIRECTOR NOMINATIONS

    At the time of the preparation of this Proxy Statement, Fleetwood's Board of Directors had not been informed of any other matters which would be presented for action at the Annual Meeting. If any other matters are properly presented, the persons named in the accompanying form of proxy will vote or refrain from voting in accordance with their best judgment.

    Fleetwood's Bylaws require that, for other business to be properly brought before an annual meeting by a shareholder, the Secretary must have received written notice thereof not less than 60 nor more than 90 days prior to the annual meeting (or not later than 10 days after public disclosure of the annual meeting if such disclosure occurs less than 70 days prior to the date of such annual meeting). The Notice must set forth (a) a brief description of the business proposed to be brought before the annual meeting and the reasons for conducting such business, (b) the shareholder's name and address, and the number of shares of Common Stock represented, and (c) any material interest of the shareholder in such business.

    Fleetwood's Bylaws also require that the Secretary receive written notice of all persons to be nominated as a director at an annual meeting, other than nominations made at the direction of the Board of Directors, not less than 60 nor more than 90 days prior to the annual meeting at which the election will take place (or not later than 10 days after public disclosure of such meeting if such disclosure occurs less than 70 days prior to the date of such meeting). The notice must set forth (a) the shareholder's name and address, and the number of shares of Common Stock represented, (b) such information with respect to the nominee as would have to be included in the Proxy Statement if such person were a nominee included in that Statement, and (c) a consent to serve as director signed by such nominee.

                           2000 SHAREHOLDER PROPOSALS

    Shareholder proposals intended to be presented at the 2000 Annual Meeting must be received by Fleetwood on or before March 22, 2000 if they are to be considered for inclusion in the Proxy Statement. Such proposals should be addressed to the Secretary.

                                          By Order of the Board of Directors

                                          /s/ William H. Lear

                                          William H. Lear
                                          Secretary

Dated: July 20, 1999